EXHIBIT 99.2

For Immediate Release...

October 1, 2003

ICG ANNOUNCES TERMINATION OF QWEST AGREEMENTS AND
CHANGE IN EXECUTIVE LEADERSHIP

     Englewood, Colo. - ICG Communications, Inc.’s Board of Directors announced today that the Company has executed an agreement with Qwest Services Corporation (“Qwest”) whereby Qwest will pay $107 million to ICG for data services provided to Qwest after June 30, 2003 under certain agreements, and for termination of those agreements. In addition, ICG’s Board of Directors announced today that Randall E. Curran, Chairman and Chief Executive Officer, will be leaving the Company and that a search for a CEO with extensive telecommunications experience has begun.

     “From the outset Randy was brought in as a turnaround expert. He created a vision for ICG and has done an outstanding job of successfully leading the company through the restructuring process,” said Tim Price, an ICG board member. “The Qwest transaction enables ICG to monetize a stream of revenue and create a more flexible capital structure as approximately $83 million of the proceeds will be utilized to further de-leverage ICG’s balance sheet. Randy has positioned the company for the next level as a profitable, industry-leader in the IP telephony space. ICG will continue its aggressive investment in its network, VoicePipe service offering and sales force to meet the growing demand for data and telephony services for businesses.”

     “The Board and I mutually agreed that now is the best time for this change. I will remain throughout the transition and I continue to be optimistic about ICG’s future,” said Randall E. Curran.

     ICG intends to pay off its existing senior and junior secured debt obligations in full. By paying off the secured debt, various financial and operational restrictions that were inherent in those debt agreements will be eliminated and cash balances that were required pursuant to the secured debt agreements to be held in restricted accounts as collateral will be released by the secured lenders and returned to the Company. As of June 30, 2003 these restricted accounts held approximately $44 million of ICG’s cash. The remaining proceeds from this agreement with Qwest will be utilized by ICG for working capital and to fund continued investment in its retail corporate services line of business.

     For the six months ending June 30, 2003 ICG reported revenue totaling approximately $198 million and operating income of approximately $10 million. During the six months ended June 30, 2003, revenue from Qwest under the terminated service agreements totaled approximately $49 million. As of June 30, 2003, ICG had approximately $74 million in cash.

About ICG Communications
ICG Communications Inc. is a facilities-based Internet, broadband and voice communications provider with a nationwide data backbone and extensive metro fiber. The company’s local network presence spans 31 major metropolitan areas including its headquarters in Denver, Cleveland, Dallas, Los Angeles, San Francisco, Seattle, Atlanta, New York, Boston and Washington, D.C. ICG’s products include, managed dial-up Internet access, Dedicated Internet Access (DIA), voice and Internet Protocol (IP) solutions and fiber optic transport services. ICG serves corporate customers, Internet Service Providers (ISP’s) and interexchange carriers. All services provided by ICG Telecommunications Group, Inc. For more information about ICG Communications Inc., visit the company’s Web site at www.icgcom.com <http://www.icgcom.com>.

All services are provided by ICG Telecom Group, Inc., except in Texas where services are provided by ICG ChoiceCom, L.P.

Forward Looking Statement Disclosure

Information and statements presented in this press release are intended to be, and are hereby identified as, “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are subject to risks and uncertainties. Actual events or results may differ materially from the forward-looking statements set forth herein.

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